Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT ( “Agreement”) is entered into as of the Effective Date (as the term is defined below) between SRS Labs, Inc., having its principal office at 2909 Daimler Street, Santa Ana CA 92705 (“SRS”) and Sony Corporation, having its principal office at 1-7-1 Konan Minato-ku Tokyo 108-0075 Japan (“Sony”).  SRS and Sony are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, Sony and/or its Subsidiaries sell, have sold, or have caused to be sold one or more models of TVs incorporating certain audio technology which is designed by Sony that according to SRS infringes one or more claims of the Licensed Patents (as the term is defined below);

WHEREAS, Sony denies infringement, and shall not by entering into this Agreement be deemed to have admitted, that any of the claims of the Licensed Patents are valid, enforceable, or infringed; and

WHEREAS, the Parties desire to settle all differences, disagreements and disputes that exist or may exist between them based upon the Licensed Patents.  Each Party hereto denies any wrongdoing, illegal conduct or liability whatsoever on its part, but nevertheless has concluded that it is in its best interests to settle this dispute, without the time and expense of litigation or other legal action, on the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, SRS and Sony agree as follows:

1.             DEFINITIONS.  As used in this Agreement:

1.1          “Effective Date” means the latter date upon which all Parties have signed this Agreement or identical counterparts thereof.

1.2          “Person” means any individual or firm, association, organization, joint venture, trust, partnership, corporation, or other collective organization or entity.

1.3          “Licensed Products” means any and all of Sony’s or its Subsidiaries’ products incorporating any proprietary audio technology i) that is designed by Sony and/or its Subsidiaries prior to the date of this Agreement and/or ii) that will be designed by Sony and/or its Subsidiaries during the period for three (3) years after the Effective Date (collectively “Sony Audio Technologies”).  Licensed Products shall also include any and all of Sony’s or its Subsidiaries’ products incorporating modifications, derivations, enhancements and/or the like of the Sony Audio Technologies.

1.4          “Licensed Patents” means:

(a)           patents and/or patent applications related to any audio technology, which SRS owns and/or controls and has a first filing date or priority date prior to the Effective date in any county in the world including, but not limited to, U.S. Patents No. 4,866,774; No. 5,892,830; No. 7,636,443 and U.S. patent application No. 12/643930 (“Present Patents”).  Present Patents shall also include any and all pending or future re-issues, re-examinations, continuations, continuations-in-part, divisional and foreign counterparts applications relating to the above patents and/or patent applications, and

(b)           patents and/or patent applications related to any audio technology, which SRS owns and/or controls and has a first filing date or priority date during the period from the Effective Date through three (3) years thereafter in any country in the world (“Future Patents”).  Future Patents shall also include any and all pending or future re-issues, re-examinations, continuations, continuations-in-part, divisional and foreign counterparts applications relating to the above patents and/or patent applications.

1.5          “Subsidiary(ies)” means a legal entity which now or hereinafter, directly or indirectly, controls, is controlled by, or is under common control with a Party.  The term “control” as used in this Section shall mean ownership of fifty percent (50%) or more of the outstanding shares representing the right to vote for directors or other managing officers of such legal entity; or for a legal entity which does not have outstanding shares, fifty percent (50%) or more of the ownership interest representing the right to appoint directors or other managing officers of such legal entity.  The term Subsidiary(ies) shall also include any entities in which a Party has, directly or indirectly, a majority of the beneficial ownership of such entity.

2.             LICENSE.  SRS hereby grants Sony, as well as its Subsidiaries, a non-transferable, non-assignable, irrevocable, non-exclusive, fully paid-up worldwide license, under the Licensed Patents to make, have made, use, offer for sell, sell, distribute, import or otherwise dispose of the Licensed Products throughout the world.

3.             COVENANT NOT TO ASSERT.  SRS covenants not to assert the Licensed Patents against Sony, its Subsidiaries, and each of their customers, distributors, agents, resellers, value-added resellers and end-users with respect to the Licensed Products after the Effective Date.  SRS, on behalf of itself and its Subsidiaries, covenants and agrees that neither SRS nor any Person directly or indirectly controlled by or claiming through it, will bring suit or otherwise assert a claim that a Licensed Product manufactured, imported, exported, used, offered for sale, or sold or otherwise distributed, by Sony or its Subsidiaries infringes any of the Licensed Patents.  This covenant shall run with the Licensed Patents.

4.             SETTLEMENT PAYMENT.

4.1          Amount of Payment.  In consideration of the license and covenant granted herein, Sony shall pay to SRS nine hundred thousand ($900,000.00) United States dollars (the “Settlement Payment”).

4.2          Timing of Payment.  Sony shall pay SRS the Settlement Payment within thirty (30) days after the latter of (1) the Effective Date of this Agreement; or (2) the date Sony receives correctly completed tax forms necessary for the avoidance of any withholding taxes that may be required by the Japanese government to be withheld from the Settlement Payment, including SRS’s Certificate of Residency

4.3          Method of Payment.  The Settlement Payment shall be made by wire transfer in United States dollars.  The wire transfer payment shall be sent to the following bank:

Bank Name: US Bank

Bank Address: 4100 Newport Place Dr. Ste100, Newport Beach, CA 92660

SWIFT code: USBKUS44

ABA: 122235821

Account name: SRS Labs, Inc.

Account No.:

4.4          Taxes. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement.  Notwithstanding this Section 4.4, SRS shall correctly complete and supply to Sony the tax forms necessary for the avoidance of any withholding taxes that may be required by the Japanese government to be withheld from the Settlement Payment, including a current Certificate of Residency from the United States government.  However, in the event Sony is required to deduct or withhold any foreign tax, such as a tax imposed by the Japanese Taxing Authority, from or in connection with the Settlement Payment, that amount may be deducted from the Settlement Payment.

5.             RELEASES AND DISMISSAL.

5.1          SRS Releases to Sony.  Subject to Sony’s payment to SRS of the Settlement Payment in accordance with Section 4 above, SRS, its Subsidiaries, and their respective legal successors, heirs and assigns, release and absolutely discharge Sony and its Subsidiaries, and each of their customers, distributors, agents, resellers, value-added resellers and end-users, past and present, of and from any and all claims under the Licensed Patents for the Licensed Products made, had made used, offered for sale, sold, imported, distributed or otherwise disposed of prior to the Effective Date.

5.2          Unknown Claims.  The Parties expressly acknowledge and agree that this Agreement fully and finally releases and forever resolves the dispute, including those claims involving the Licensed Products that are unknown, unanticipated or unsuspected or that may hereafter arise as a result of the new and/or additional facts.

5.3          Denial of Liability.  The Parties are entering into this Agreement to resolve disputed claims, that nothing herein shall be construed to be an admission of liability, and that SRS on the one hand, and Sony on the other, expressly deny any liability to the other Party.  Each party shall bear its own costs and attorney’s fees incurred in this action.

6.             BUSINESS RELATIONSHIP.  As of the Effective Date of this Agreement, Sony agrees that normal business discussions and negotiations with SRS may resume.

7.             TERM AND TERMINATION OF LICENSE.

7.1          Term.  The license, covenant and release granted under this Agreement are effective as of the Effective Date and continue until the expiration of the last surviving Licensed Patent.

7.2          Survival.  Sections 1, 2, 3, 5, and 8 will survive the termination of this Agreement.

8.             GENERAL PROVISIONS.

8.1          Irreparable Harm Arising from Breach.  The Parties agree that violation of the provisions contained in this Section 8 shall cause a Party to suffer immediate and irreparable harm for which there is no adequate remedy at law.  Therefore, the Parties further agree that in the event of a breach of this Section 8, the non-breaching Party shall be entitled to preliminary and permanent injunctive relief, in addition to all other remedies available to it at law or equity.

8.2          Confidentiality.

(a)           Each Party will hold all terms and conditions of this Agreement including its existence in confidence and shall not publicize or disclose it in any manner without prior written consent of the other Party.  Provided, however, that the Parties may disclose this Agreement as required by applicable law, in confidence to a Court (or otherwise as directed by law) under a protective order, and to the Parties’ respective attorneys, accountants, auditors, tax preparers, financial advisors and other agents who have a need to know the content of this Agreement under necessary confidential obligation.

(b)           Notwithstanding the forgoing, Sony shall not unreasonably withhold approval of an SRS press release that refers only to the existence of this Agreement.  SRS agrees that no further detail shall be disclosed without the prior written consent of Sony.

8.3          Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, interpreted and construed in accordance with the laws of New York, without reference to conflicts of laws principles.  Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in Federal District Court for the Southern District of New York.  Each Party expressly and irrevocably consents and submits to the jurisdiction of such court in connection with any such legal proceeding.  In the event any party commences an action or proceeding that relates to or arises out of this Agreement, the party prevailing in such action or proceeding shall be entitled to reimbursement of its reasonable expenses incurred in such action or proceeding, including payment of its attorney’s fees, from the unsuccessful party.

8.4          Warranties; Disclaimers; Limitations.  SRS, on behalf of itself and its Subsidiaries, represents and warrants that SRS is the assignee of the Licensed Patents with all right, title and interest in the enforcement of the Licensed Patents, and that SRS has all rights necessary to grant any and all rights granted to Sony under this Agreement including without limitation the licenses granted in Section 2, the covenant not to assert claims under the Licensed Patents in Section 3, and the releases granted in Section 5.1.

8.5          Duly Existing.  Each of the Parties represents and warrants that it is duly existing, and each Party hereto represents and warrants that it has the full power and authority to enter into this Agreement, and that there are no other Persons whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement.

8.6          Representation.  Each Party acknowledges to the other Party that it has been represented by legal counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and that it has executed this Agreement with the consent and on the advice of such legal counsel.  Each Party further acknowledges that it and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof.  Each Party has authorized and directed their respective attorneys to execute and deliver such other and further documents as may be required to carry out the terms and conditions of this Agreement.

8.7          Interpretation.  The language of this Agreement has been approved by counsel for the Parties.  The language of this Agreement shall be construed as a whole according to its fair meaning and none of the Parties (or the Parties’ respective attorneys) shall be deemed to be the draftsman of this Agreement in any action which may hereafter arise between the Parties.

8.8          Entire Agreement; Amendments.  This is an enforceable Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto which specifically refers to this Agreement.

8.9          Full Satisfaction.  The consideration for this Agreement, the mutual release of liability and license, and the obligations required under this Agreement, are acknowledged by the Parties to be in full and complete settlement and satisfaction of claims that are released hereunder.

8.10        Waiver.  No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

8.11        Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be sent by a reliable overnight courier service, return receipt requested; by prepaid registered or certified mail, return receipt requested; or by facsimile to the other Party at the address below or to such other address for which such Party shall give notice hereunder.  Such notice shall be deemed to have been given one (1) business day after the date of sending if by overnight courier service, or five (5) business days after the date of sending by registered or certified mail, or upon confirmed receipt if delivered by facsimile, excepted that notice of change of address shall be effective only upon receipt.

To SRS:

2909 Daimler St.

Santa Ana, CA 92705

Attn.: Legal Department

To Sony:

1-7-1 Konan Minato-ku

Tokyo, 108-0075 Japan

Attn.: General Manager, IP Alliance & Licensing Department

Fax Number: +81 3 6748 3544

8.12        Severability.  If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.13        Section Headings.  The section headings used in this Agreement shall be intended for convenience only and shall not be deemed to supersede or modify any provisions.

8.14        Counterparts.  This Agreement may be signed in counterparts, by facsimile, or may be sent by electronic mail, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument.

8.15        Bankruptcy.  All rights granted under the licenses, covenants not to assert, releases, discharges and other rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses and rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties agree that each Party shall retain and may fully exercise and enjoy all rights and elections available to them under the Bankruptcy Code and other applicable laws and regulations.

8.16        Force Majeure.  Neither Party shall be liable for failure to perform under this Agreement if such failure to perform arises out of causes beyond the control and without the fault or negligence of the non-performing Party.  Such causes may include, but are not limited to, acts of God or public enemy, fires, floods, epidemics, quarantine restrictions, freight embargoes, and unusually severe weather.  This provision shall become effective only if the Party failing to perform notifies the other party within a reasonable time of the extent and nature of the problem, limits delay in performance to that required by the event, and takes all reasonable steps to minimize delays.  This provision shall not be effective unless failure to perform is beyond the control and without the fault or negligence of the non-performing Party.

8.17        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties do hereby execute this Settlement and Patent License Agreement by duly authorized officials as of the Effective Date:

SRS Labs Inc.		SONY CORPORATION

By:	/S/ ULRICH GOTTSCHLING	By:	/S/ FUMIHIKO MORIYA

Name:	Ulrich Gottschling	Name:	Fumihiko Moriya

Title:	Chief Financial Officer	Title:	VP, Senior General Manager, Intellectual Property Division

Date:	September 7, 2010	Date:	September 9, 2010